ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made this 14th day of January, 2009 by and between RemoteMDx, Inc., a Utah corporation having an office at 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070 ("Parent"), SecureAlert Enterprise Solutions, Inc., a Utah corporation having an office at 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070 (“Buyer”), Bishop Rock Software, Inc., a California corporation having an office at 22222 Eucalyptus Lane, Lake Forest, California 92630 ("Seller"), and Peter C. Sarna, II, Sol Lizarbram, Steven Florek, Clydesdale Partners I, LLC, a Delaware limited liability company, and Clydesdale Partners II, LLC, a Delaware limited liability company (each a “Stockholder” and collectively “Stockholders”), with reference to the following:

A.         Seller desires to sell and Buyer desires to purchase substantially all of the assets of Seller used in the operation of Seller’s software subscription business (the “Business”), on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.         SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1       Sale of Assets.  (a)  Purchased Assets.  At the Closing (as defined in Section 1.3 below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall accept and purchase, all of Seller's right, title and interest in and to all the tangible and intangible assets of Seller as of the Closing (the “Purchased Assets”), insofar as they relate to, are used in or are necessary for the operation of the Business as it is presently conducted and as reflected in Seller’s balance sheet as of September 30, 2008 attached hereto as Exhibit A (the "Balance Sheet") and/or the List of Purchased Assets attached hereto as Exhibit B, including, without limitation, the Assumed Contracts (as defined in Section 2.1(f) below), all furniture, fixtures and equipment, all work in process, inventory and stock in trade, all computer hardware, peripherals and software, all service parts, vehicles and machinery, all accounts receivable, goodwill, customer order backlog, purchase orders, sales leads, customer lists and customer agreements, all engineering files, specifications and drawings, technology, trademarks, trade names, trade secrets, formulae, know-how, processes, patents, patent licenses and techniques, all of Seller's operating permits, licenses and  governmental authorizations necessary to conduct the Business as presently conducted, all of Seller's prepaid expenses and deposits with respect to the Purchased Assets (the "Prepaid Amounts"), and copies of all of Seller's books and records that relate to the Purchased Assets.

(b)        Excluded Assets.  Notwithstanding the foregoing, Buyer shall not purchase, and Seller shall not be deemed to sell, Seller’s cash or cash equivalents (the “Excluded Assets”).

1.2       Assumption of Liabilities.  At the Closing, Buyer shall not assume, nor does Buyer agree to pay, any debts, liabilities or obligations of Seller of any kind whatsoever, except for Seller’s accounts payable as of the Closing Date as set forth on Exhibit C attached hereto in an amount not to exceed $80,798, that certain lease for Dell computer equipment requiring monthly payments after the Closing of approximately $200, and the liabilities arising from and after the Closing under the Assumed Contracts (the “Included Liabilities”).  In particular, and without limiting the generality of the foregoing, Buyer shall not assume, and the Included Liabilities shall not include, any liability for any accounts payable as of the Closing Date in excess of $80,798, any other liabilities reflected on the Balance Sheet, any obligations to pay or contribute any sums to any pension or retirement or similar plan, any compensation or severance or other benefits of any kind due to employees of Seller through the Closing Date (except as set forth on Exhibit C) or as the result of the Closing, or any tax liabilities.  All of the foregoing, and any other liabilities of Seller, known or unknown, that are not identified herein as Included Liabilities, shall be the responsibility of Seller, and Seller and Stockholders agree to indemnify and hold Buyer harmless against any and all such liabilities, as provided in Section 5 below.

1.3       Closing.  The closing of the purchase and sale of the Purchased Assets (the "Closing") will take place on January 14, 2009 (the "Closing Date") at the offices of Parent, unless another date or place is agreed to in writing by the parties hereto.

(a)        Seller Deliveries.  Seller shall deliver to Buyer at the Closing: (i) a properly executed Bill of Sale in the form attached hereto as Exhibit D; (ii) such other documents and instruments of conveyance of title, in form reasonably acceptable to Buyer, sufficient to pass good and marketable title to the Purchased Assets to Buyer, free and clear of all liens or encumbrances of any type or nature other than the lien for personal property taxes not yet due and payable; and (iii) consents executed by all necessary parties to permit Buyer to assume the Licenses and Seller's interest in the Assumed Contracts.

(b)        Buyer Deliveries. Buyer shall deliver the Parent Shares (as defined in Section 1.4 below) to Seller immediately upon Parent’s obtaining stockholder authorization and regulatory approval to increase its authorized capital stock in an amount necessary to issue the Parent Shares but in no event later than March 31, 2009.

1.4       The Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall equal the sum of (a) 2,857,286 shares of Parent’s Common Stock (the “Parent Shares”), plus (b) assumption of the Included Liabilities. All property taxes and prepaid rent, license and registration fees with respect to the Purchased Assets, insurance premiums and similar items, other than the Prepaid Amounts, will be prorated as of the Closing. The Purchase Price shall be paid as follows: the Included Liabilities shall be assumed at the Closing and paid in accordance with the terms of the Assumed Contracts, and the Parent Shares shall be issued and delivered by March 31, 2009 in accordance with Section 1.3(b) above. None of the Parent Shares will be registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the Act”), or any state securities agency. Subject to Section 5.4 below, Seller will distribute the Parent Shares to Stockholders in accordance with Section 368(a)(2)(G) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.5       Tax Treatment.  It is the intention of the parties that the transactions contemplated herein shall constitute for tax purposes a tax deferred "reorganization" within the meaning of Section 368(a)(1)(C) of the Code.  The parties agree to take no position at any time which is inconsistent with such intention, except as otherwise required by law.  It is understood that none of the parties warrants to any of the others that the intended treatment will be obtained.

1.6       Further Cooperation.  From time to time after the Closing, Seller and Stockholders at Buyer's request and without further consideration, agree to execute and deliver or to cause to be executed and delivered such other instruments of transfer as Buyer may reasonably request to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

2.         REPRESENTATIONS AND WARRANTIES

2.1       Representations and Warranties of Seller.  Seller and Stockholders represent and warrant to, and agree with, Parent and Buyer as follows:

(a)        Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

(b)        Authority To Do Business.  Seller has the requisite corporate power and authority and is in possession of all licenses, permits, consents and approvals necessary to own, lease and operate the Purchased Assets and to carry on the Business as it is now being conducted.  Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the failure to do so would be materially adverse to Seller or the Business.

(c)        Binding Obligation.  Seller and each Stockholder have all requisite corporate and other power and authority to enter into and perform its obligations under this Agreement, and to carry out the transactions contemplated hereby and thereby.  The Board of Directors of Seller has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other proceedings on the part of Seller or any Stockholder are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Stockholders and constitutes a valid and binding obligation of Seller and each Stockholder enforceable in accordance with its terms.  The execution, delivery and performance by Seller and each Stockholder of this Agreement do not and will not conflict with, or result in any violation of or default under (i) any provision of the Articles of Incorporation or Bylaws of Seller, (ii) any provision of any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Seller or any Stockholder or to any of its properties or assets, or (iii) any contract, agreement or instrument to which Seller or any Stockholder is a party.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Seller or any Stockholder in connection with its execution, delivery or performance of this Agreement.

(d)        Inventories.  All inventories included in the Purchased Assets have been or will be valued at the lower of cost or market in accordance with generally accepted accounting principles consistently applied (“GAAP”), and consist of items of a quantity and quality that are usable or salable in the ordinary course of the Business.

(e)        Title to Property.  Except for the lien for personal property taxes not yet due, Seller has good and marketable title to all of the Purchased Assets, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever.

(f)         Contracts.  Except for the contracts described on Schedule 2.1(f) (collectively, the "Contracts"), Seller is not a party to or bound by any lease, agreement, contract or other commitment which relates in any way to the Business or the Purchased Assets.  Each Contract is a valid and binding obligation of Seller and is in full force and effect.  Seller has performed all material obligations required to be performed by it to date under the Contracts, is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and is not alleged to be in breach or default in any material respect thereunder.  All Contracts are in the name of Seller, and all Contracts that are to be assumed by Buyer as of the Closing as set forth under the heading “Assumed Contracts” on Schedule 2.1(f) (the “Assumed Contracts”) will be effectively transferred to and assumed by Buyer at the time of the Closing.

(g)        Litigation.  There are no lawsuits, claims, proceedings or investigations pending or threatened by or against or affecting Seller, Stockholder or any of their properties, assets, operations or business that could in any way affect the transactions contemplated by this Agreement or the value to Buyer of the Purchased Assets or Buyer's right to utilize the Purchased Assets.

(h)        Licenses.  Schedule 2.1(h) contains a true and correct listing of each license, permit or other governmental authorization (collectively hereinafter referred to as the "Licenses") held by Seller that in any way affects the Purchased Assets.  The Licenses constitute all licenses, permits and other governmental authorizations that are required for the conduct of the Business and the operation of the Purchased Assets, and all such Licenses are in full force and effect and will be effectively transferred to Buyer at the Closing.

(i)         Employee and Related Matters.  There are no employment-related claims, actions, proceedings or investigations pending or threatened against or relating to Seller before any court, governmental, regulatory or administrative authority or body, or arbitrator or arbitration panel.  Seller is not subject to any outstanding order, writ, judgment, injunction, decision, award, compliance order, consent decree, conciliation agreement, settlement agreement, affirmative action plan, determination letter or advisory of any court, governmental, regulatory or administrative authority or body, or arbitrator or arbitration panel.  No collective bargaining agreement is binding on Seller. Seller has not experienced any material work stoppage or other material labor difficulty.

(j)         Absence of Changes or Events.  Since September 30, 2008, the Business has been conducted in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business or assets of the Business or the value or condition of the Purchased Assets.  Without limiting the generality of the foregoing, since September 30, 2008 Seller has not, insofar as the Business or the Purchased Assets are concerned, acquired or agreed to acquire any assets which are material, individually or in the aggregate, to Seller, except in the ordinary course of business consistent with prior practice; sold, leased or otherwise disposed of any of its assets which are material, individually or in the aggregate, to Seller, except in the ordinary course of business consistent with prior practice; or sustained any material loss or damage to its properties, whether or not insured.

(k)        Compliance with Laws.  Seller is not in violation with respect to its conduct of the Business or its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority applicable to Seller.

(l)         No Broker's or Finder's Fees.  No agent, broker, investment banker, person or firm acting on behalf of Seller or any Stockholder is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

(m)       Employee Benefit Plans.  There are no plans of Seller in effect for pension, profit sharing, deferred compensation, severance pay, pay for vacation, sick time or other time off, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which Buyer will become liable as a result of the transactions contemplated hereby.

(n)        Customers.  Schedule 2.1(n) contains a true and correct list of Seller's largest twenty (20) customers in the Business for 2008.  Seller has no information which would cause it to believe that any such customer will not continue to do business with Buyer after the Closing upon substantially the same terms and at such volumes as such customer did business with Seller prior to the Closing.

(o)       Condition of Equipment.  The furniture, fixtures, vehicles, machinery, tools and equipment included in the Purchased Assets are being sold AS IS.

(p)        Trademarks and Other Intellectual Property.  Except as set forth in Schedule 2.1(p), there are no patents, trademarks, service marks, trade names, copyrights, or applications therefor or registrations thereof ("Intellectual Property"), which have been used or owned within the last three years by Seller with respect to the Business.  Schedule 2.1(p) contains a true and complete description of the rights of Seller with respect to each of such items of Intellectual Property.  Except as set forth in Schedule 2.1(p), Seller has sole, full and clear title to all of such items of Intellectual Property, without any liens, encumbrances or restrictions whatsoever, and upon closing of the transactions contemplated hereby, Buyer will possess sole, full and clear title to all of such items of Intellectual Property, without any liens, encumbrances or restrictions whatsoever.  To the best of its knowledge, Seller is not and, during the last two years, has not, with respect to the Business or the Purchased Assets (i) infringed or violated any trademark, service mark, trade name, patent or copyright or other Intellectual Property right; or (ii) unlawfully or improperly used any trade secrets belonging to any third party.

(q)        Software and Information Systems.  For purposes of this Section 2.1(q), the term “Software” means all computer software programs, program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or used by Seller or employed in the Business.  For the purposes of this Section 2.1(q), the term “computer software programs” includes any set of arithmetic and/or logical instructions meant to run on, or to control the operation of any computer (i) whether those instructions are a complete program, a collection of programs making up a subsystem or system, or are merely subroutines or meant to operate in conjunction with other software, and (ii) whether such instructions must be run throughout another computer program before being useable on a computer, whether such instructions can be used at execution time only in conjunction with another computer program (i.e., an “interpreter”) or whether such instructions are in a form that can be run on a computer “as is”, except for any necessary interfaces with the computer’s microcode, operating system or reference-resolving routines.

Schedule 2.1(q) sets forth an accurate, correct and complete list and summary description of all Software and identifies specifically (A) Software as to which the source code is owned by Seller (“Owned Software”); (B) software which is licensed to Seller by third parties and as to which Seller is in possession of the source code; (C) Software which is licensed to Seller by third parties but as to which Seller does not have possession of the source code; (D) Software purchased by or licensed to Seller solely for resale or sublicense to its customers or which a third party licenses or sells directly to such customers; (E) Software in which Seller has any use, possessory or proprietary rights other than as set forth in (A) through (D) above (Software described in the foregoing subsections (B) through (E) being referred to collectively as the “Third Party Software”); (F) any other Software employed in the Business which is not Owned Software or Third Party Software, other than so called “shrink wrap” Software which in any event is not a component of the Software license or sold to Seller’s customers; (G) in each case whether the particular component of Software is employed in the Software licensed or sold by Seller to its customers; and (H) all Software development projects undertaken within the past two years with persons other than employees, together with an identification of the persons undertaking such projects.  Schedule 2.1(q) also identifies all licenses, contracts and other arrangements with respect to the Third Party Software (collectively the “Third Party Licenses”).

(r)         Environmental Matters.  (i) There have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against Seller by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of the Business.

(ii)        Seller has duly complied with, and the Property is in compliance with, the provisions of all material federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder applicable to Seller.  Seller agrees to provide Buyer with the most recent Fire Marshal’s report and to identify the licensed hazardous waste hauler used to dispose of any hazardous materials.

(iii)        Seller has been issued all required federal, state and local permits, licenses, certificates and approvals with respect to the Property relating to (A) air emissions, (B) discharges to surface water or groundwater, (C) noise emissions, (D) solid or liquid waste disposal, (E) the use, generation, storage, transportation or disposal of hazardous materials or hazardous wastes, or (F) other environmental, health or safety matters.

(iv)        Seller has not received any notice of, and neither knows of nor suspects, any fact(s) which might constitute violation(s) of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the Property, and Seller is not in violation of any covenants, conditions, easements, rights of way or restrictions affecting the Property or any rights appurtenant thereto.

(v)        Seller has provided Buyer with true, accurate and complete copies of any written information in the possession of Seller that pertains to the environmental history of the Property. Seller shall also promptly furnish to Buyer true, accurate and complete copies of any sampling and test results which may be obtained by Seller prior to the Closing from all environmental and/or health samples and tests taken at and around the Property.

(s)        Financial Information.  Attached as Schedule 2.1(s) are the Balance Sheet and Seller’s balance sheets as of December 31, 2006 and 2007 and September 30, 2008, and income statements for the periods then ended (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, present fairly the financial condition of Seller as of the respective dates thereof and the performance of Seller for the respective periods therein, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete).

(t)         Absence of Undisclosed Liabilities.  Neither Seller nor any Stockholder has any liabilities or obligations in connection with the Business or the Purchased Assets, either direct or indirect, matured or unmatured, or absolute, contingent or otherwise, except: (i) those liabilities or obligations set forth in the Balance Sheet, and (ii) liabilities and obligations of a similar nature arising in the ordinary course of the Business since the date of the Balance Sheet.  For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

(u)        Taxes.  There are no taxes on or measured by income or gross receipts or franchise, real and personal property, employment, excise, sales and use or other taxes of any kind properly attributable to periods up to and including the Closing for which Buyer could be held liable which have not been or will not (prior to the Closing) be paid by Seller.  Seller will pay all said taxes attributable to periods up to and including the Closing whenever assessed and Seller and each Stockholder will indemnify Buyer for any costs, expenses, fees or charges whatsoever incurred by Buyer in connection therewith, all as more fully provided in Section 5 below.

(v)        Insurance.  Schedule 2.1(v) contains an accurate and complete description of all policies of fire, liability, worker's compensation and other forms of insurance owned or held by Seller in connection with the Business or the Purchased Assets.  All such policies are in full force and effect; are sufficient for compliance with all requirements of law and of all agreements to which Seller is a party; are valid, outstanding and enforceable policies; provide full insurance coverage for the assets and operations of Seller; will remain in full force and effect through the respective dates set forth in Schedule 2.1(v); and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

2.2       Representations and Warranties of Buyer.  Buyer represents and warrants to, and agrees with, Seller and Stockholders as follows:

(a)        Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.

(b)        Authority To Do Business.  Buyer has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted.

(c)        Binding Obligation.  Buyer has all requisite corporate and other power and authority to enter into and perform its obligations under this Agreement.  All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement, and the transactions contemplated hereby, have been duly and properly taken.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  The execution, delivery and performance by Buyer of this Agreement do not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or Bylaws of Buyer, any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its property or assets, or any contract, agreement or instrument to which Buyer is a party.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

(d)        Litigation.  There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of Buyer, threatened by or against or affecting Buyer or any of its properties, assets, operations or business which could in any way affect the transactions contemplated by this Agreement.

(e)        Compliance with Laws.  Buyer is not in violation with respect to the conduct of its business of any law, order, ordinance, rule or regulation of any governmental authority applicable to Buyer.

(f)         No Broker's or Finder's Fees.  No agent, broker, investment banker, person or firm acting on behalf of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

2.3       Representations and Warranties of Parent.  Parent represents and warrants to, and agrees with, Seller and Stockholders as follows:

(a)        Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.

(b)        Authority To Do Business.  Parent has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted.

(c)        Binding Obligation.  Parent has all requisite corporate and other power and authority to enter into and perform its obligations under this Agreement.  All corporate acts and other proceedings required to be taken by Parent to authorize the execution, delivery and performance by Parent of this Agreement, and the transactions contemplated hereby, have been duly and properly taken.  This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.  The execution, delivery and performance by Parent of this Agreement do not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or Bylaws of Parent, any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Parent or to its property or assets, or any contract, agreement or instrument to which Parent is a party.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Parent in connection with its execution, delivery or performance of this Agreement.

(d)        Litigation.  There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of Parent, threatened by or against or affecting Parent or any of its properties, assets, operations or business which could in any way affect the transactions contemplated by this Agreement.

(e)        Compliance with Laws.  Parent is not in violation with respect to the conduct of its business of any law, order, ordinance, rule or regulation of any governmental authority applicable to Parent.

(f)         No Broker's or Finder's Fees.  No agent, broker, investment banker, person or firm acting on behalf of Parent is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

3.         COVENANTS

3.1       Ordinary Course.  Seller hereby agrees that, pending the Closing Date, and except as otherwise consented to or approved by Buyer in writing, Seller shall carry on the Business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such Business, use all reasonable efforts consistent with past practice and policies to preserve intact the present organization of the Business, keep available the services of the present officers and key employees of the Business, and preserve the relationships with customers, suppliers and others having business dealings with the Business to the end that the goodwill and ongoing business of the Business shall be materially unimpaired as a result of the transactions contemplated hereby.

3.2       Access to Information.  Seller shall provide Buyer and Buyer’s attorneys, accountants and other representatives access at all reasonable times during business hours upon reasonable notice to all facilities, corporate, financial, tax and business records, contracts and other related business information of Seller, including financial statements, which may be necessary or appropriate to permit Buyer and its representatives to conduct a due diligence review of Seller, the Business and the Purchased Assets.  Any investigation shall be conducted by Buyer in a manner so as not to interfere unreasonably with the business or operations of Seller.  Buyer and its agents, attorneys and accountants shall hold, and cause its officers and representatives to hold, all documents and information furnished to it by Seller, including all notes and analyses thereof made by Buyer and its representatives (the "Evaluation Materials"), in confidence, unless disclosure is compelled by judicial or administrative process, in which case Buyer shall promptly notify Seller in order that Seller may seek a protective order or similar relief; provided, however, that information Buyer demonstrates was in the public domain or otherwise independently known by it or its representatives without breach of Seller's rights of confidentiality on the date hereof shall not be subject to this covenant.  If the transactions contemplated hereby are not consummated, Buyer shall promptly return to Seller any and all Evaluation Materials and shall destroy all copies thereof made by Buyer or any of its representatives.

3.3       Legal Conditions. Each party will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the transactions contemplated hereby and will promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon Buyer in connection with the transactions contemplated hereby. Each party will take all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental agency, commission, board, authority, court or other entity (a "Governmental Entity"), or other third party, required to be obtained or made by such party in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

3.4       Taxes and Expenses.  All applicable taxes with respect to the transactions contemplated hereby shall be borne by the party upon which such taxes are incident.  Whether or not the transactions contemplated hereby are consummated, each party shall bear all legal, accounting and other costs, fees and expenses incurred by such party in connection with such transactions and this Agreement.

3.5       Cooperation.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

3.6        Non-Competition.  For a period of five (5) years after the Closing, neither Seller nor any Stockholder shall, directly or indirectly, carry on or participate or engage in any business that is competitive with or similar to the Business as conducted by Seller as of the Closing anywhere in the world where Seller conducts the Business; provided, however, that this Section shall not prevent (a) Mr. Florek from fulfilling the terms of his Employment Agreement (as defined in Section 4.3(c) below), (b) Seller or any Stockholder from owning up to two percent (2%) of the total shares of all classes of stock outstanding of any corporation the stock of which is publicly traded, or (c) Clydesdale Partners I, LLC or Clydesdale Partners II, LLC from investing in any business of any type.  It is the desire and intent of the parties that this Section 3.6 shall be enforced to the fullest extent permissible under applicable law.  If any particular provision or portion of such Section shall be adjudicated to be invalid or unenforceable, the court having jurisdiction shall be entitled to amend such Section to delete therefrom such invalid or unenforceable provision or portion and to enforce the balance of said Section.  If there is a breach or threatened breach of such Section, Buyer shall be entitled to an injunction restraining the party breaching or threatening breach, as the case may be, from such breach, without the posting of any bond or other security, provided that nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies for such breach or threatened breach.  The undertakings and covenants of Seller and each Stockholder contained in this Section 3.6 are an integral part of the transactions contemplated by this Agreement and the consideration paid by Buyer pursuant to this Agreement shall be consideration not only for such transactions but also for such undertakings and covenants.

3.7        Labor and Employment Matters.  At or prior to Closing, Seller shall give appropriate and sufficient notification, as may be required by both law and contract, to all of its employees of the transactions contemplated hereby and of the termination of their employment.  Seller shall make no promises, representations or guarantees to its employees about the possibility of their being hired or employed by Buyer or Buyer's agents or subcontractors, except as set forth below in this Section 3.7.  At Closing, Buyer will offer to hire those of Seller’s employees selected by Buyer on the terms and conditions agreeable to Buyer and the relevant employees.  Buyer shall not assume any employment contracts or any obligations arising out of any employment contracts, express or implied, oral or written, individual or collective, between Seller and any of Seller's employees.  Nor shall Buyer assume any obligations arising out of any pension benefit, employee welfare benefit, bonus, deferred compensation, severance pay, pay for vacation, sick time or other time off, stock purchase, stock option, severance, fringe benefit, medical insurance, life insurance or similar plan, policy or program of Seller, whether or not covered or excluded from coverage under the Employee Retirement Income Security Act of 1974, as amended (ERISA).  Seller shall be solely responsible for complying with all of its obligations, if any, to its employees, including the payment of accrued wages, vacation pay, severance and other benefits and compliance with the provisions of ERISA, the Multi-Employer Pension Plan Amendments Act of 1980 (MPPAA), the Consolidated Omnibus Budget Reconciliation Act (COBRA), and the Worker Adjustment and Retraining Notification Act (WARN).

3.8       Use of Names, Trade Names and Trademarks.  As of the Closing, Seller shall discontinue all use of the “Bishop Rock Software” and related names, and shall change its corporate name to one that is not similar to “Bishop Rock Software.”

3.9       No Transactions.  Neither Seller nor any of its principals, agents, affiliates or representatives (including any Stockholder), shall advertise, seek, solicit, discuss, entertain, approve or undertake, directly or indirectly, with any party other than Buyer any proposals for the transfer or sale of the Business or the Purchased Assets, or any other transaction which is inconsistent with the transactions contemplated hereby.

3.10     Confidentiality; Press Releases.  Each of the parties shall maintain the confidentiality of the existence and terms of this Agreement, and no party shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby, prior to the Closing without the prior written approval of the other party or parties, unless such disclosure is required by applicable law, to such party’s attorneys and other advisors, and except as provided in Section 3.7 above.

3.11     Access to Information.  From and after the Closing, each of Seller and Buyer shall allow the other reasonable access on advance notice to the tax, accounting and other records relating to its conduct of the Business and its operation of the Purchased Assets for use in connection with tax audits and the like.

3.12     Operation of Buyer. From and after the Closing, and for a reasonable period in Parent’s discretion, Parent will capitalize Buyer with $15,000 in cash per month to fund the operations of Buyer under the direction of Mr. Florek in accordance with the terms of his Employment Agreement (as defined in Section 4.3(c) below).

4.         CONDITIONS PRECEDENT AND SUBSEQUENT

4.1       Conditions to Each Party's Obligations.  The respective obligations of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)        Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, and all consents of any third parties necessary for the consummation of the transactions contemplated by this Agreement, shall have been filed, occurred or been obtained.

(b)        Legal Action.  No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c)        Statutes.  No statute, rule or regulation shall have been enacted by the government of the United States or any state or agency thereof which would make the consummation of the transactions contemplated hereby illegal.

4.2       Additional Conditions to Parent and Buyer's Obligations.  The obligations of Parent and Buyer to effect the transactions contemplated hereby are also subject to the satisfaction of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of Seller and each Stockholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the President of Seller and by each Stockholder to such effect.

(b)        Agreements and Covenants.  Seller and each Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received a certificate signed by the President of Seller and by each Stockholder to such effect.

(c)        Key Employees.  All such employees of Seller as Buyer shall consider key employees of the Business shall have agreed to become employees of Buyer on the Closing Date on terms satisfactory to Buyer and such employees.

(d)        Due Diligence.  Buyer shall be satisfied with the results of its due diligence conducted pursuant to Section 3.2 above.

(e)        No Material Adverse Change.  Since September 30, 2008, there shall have been no material adverse change in the financial condition, results of operations, business, assets or prospects of Seller insofar as they relate to the Business or the Purchased Assets.

4.3        Additional Conditions to Obligations of Seller and Stockholders.  The obligations of Seller and each Stockholder to effect the transactions contemplated hereby are also subject to the satisfaction of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of Buyer and Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate signed by the President of Buyer and the President of Parent to such effect.

(b)        Agreements and Covenants.  Buyer and Parent shall each have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate signed by the President of Buyer and the President of Parent to such effect.

(c)        Key Employee. Buyer shall have entered into an employment agreement with Steven Florek in the form of Exhibit E attached hereto (the “Employment Agreement”). Parent shall have granted Mr. Florek a fully-vested stock option under Parent’s employee stock option plan to purchase up to 642,714 shares of Parent’s Common Stock at an aggregate exercise price of $60,000 and having a twoyear term in substitution of Mr. Florek’s existing option to purchase 2,000,000 shares of Seller’s Common Stock. Such option shall constitute an incentive stock option under Section 422 of the Code and is referred to hereinafter as the “Option.”

4.4       Condition Subsequent. Notwithstanding any provision herein to the contrary, in the event that Parent shall not have issued and delivered the Parent Shares to Seller by March 31, 2009, Seller shall have the right to terminate and rescind this Agreement and all of the actions contemplated or taken hereunder by written notice to Parent given by April 15, 2009, in which case neither this Agreement nor any of such actions shall have any legal effect.

5.         INDEMNIFICATION

5.1       Indemnification by Seller and Stockholders.  Except as hereinafter set forth, Seller and each Stockholder shall indemnify and hold harmless on an after-tax basis Buyer and Parent and each of its successors, assigns, officers, directors, shareholders, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (a) any breach or violation of this Agreement by Seller or any Stockholder; (b) any breach of any of the representations, warranties or covenants made in this Agreement by Seller or any Stockholder; or (c) Seller's conduct of the Business or use or operation of the Purchased Assets prior to the Closing; provided however, that Seller and Stockholders shall be liable for indemnification hereunder only when, and only with respect to amounts by which, the aggregate of all claims exceeds $20,000 (other than liabilities that are not Included Liabilities, which are not subject to this threshold), and shall not be liable for an aggregate amount of all claims in excess of the Parent Shares and the Option (valued at the per share closing price of Parent’s Common Stock on the Closing Date).  The amount of any claim subject to Indemnification under this Section 5.1 may be referred to as a “Seller Indemnification Amount.”  Subject to Section 5.3(c) below, (A) Indemnification under this Section 5.1 shall be (i) joint and several as between Seller and all Stockholders, but (ii) strictly several, and not joint, as between Stockholders based on Stockholders’ respective numbers of shares and options in Seller’s capital stock immediately prior to Closing, and (B) all Seller Indemnification Amounts shall be recovered exclusively from the Parent Shares and the Option in accordance with Section 5.4 below.

5.2       Indemnification by Buyer and Parent.  Except as hereinafter set forth, Buyer and Parent shall jointly and severally indemnify and hold harmless on an after-tax basis Seller and each Stockholder, and each if their respective successors, assigns, officers, directors, shareholders, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (a) any breach or violation of this Agreement by Buyer or Parent; (b) any breach of any of the representations, warranties or covenants made in this Agreement by Buyer or Parent; or (c) Buyer or Parent's use or operation of the Purchased Assets after the Closing (including the Included Liabilities); provided however, that Buyer shall be liable for indemnification hereunder only when, and only with respect to amounts by which, the aggregate of all claims exceeds $20,000 (other than payment of the Purchase Price, including assumption of the Included Liabilities, which are not subject to this threshold), and shall not be liable for an aggregate amount of such claims in excess of the Parent Shares and the Option (valued at the per share closing price of Parent’s Common Stock on the Closing Date).

5.3       Procedure.  (a)  In the event that at any time or from time to time after the Closing, any  person or persons entitled to indemnification under Section 5.1 or 5.2 above (collectively, the "Indemnitee") shall sustain a loss which constitutes a claim subject to indemnification under either of such Sections (a "Claim"), such Indemnitee shall notify the party required to provide indemnity (the "Indemnitor") of such loss so sustained, and the Indemnitor shall within ten (10) days after transmittal of such notice pay to such Indemnitee the amount of such loss so sustained, subject to the Indemnitor's right to contest any Claim which has not yet resulted in a loss, as hereinafter provided.  Each Indemnitee shall promptly notify the Indemnitor of the existence of any claim, demand, or other matter constituting a Claim involving liabilities to third parties (but the omission to so notify the Indemnitor shall not relieve the Indemnitor from any liability except to the extent that the Indemnitor shall have been prejudiced as a result of the failure or delay), and shall give the Indemnitor a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnitor at its own expense; provided that the Indemnitee shall at all times also have the right to fully participate in the defense at its own expense.  If legal proceedings shall have been commenced or a tax assessment made against the Indemnitee on a Claim and the Indemnitor shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the Claim or other matter on behalf, for the account, and at the risk and expense, of the Indemnitor.  Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor may reasonably request; provided that any associated expenses shall be paid by the Indemnitor.

(b)        If the Indemnitor shall contest or challenge any Claim asserted against an Indemnitee referred to in this Section 5, the Indemnitor shall do so at its own cost and expense, holding the Indemnitee harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest; shall diligently defend against any such claim; and shall hold Indemnitee's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

(c)        The provisions of this Section 5 shall be exclusive of any other rights or remedies at law or in equity that may accrue to an Indemnitee, except in the event of fraud.  In the event of any Seller Indemnification Amount resulting from fraud by Seller or any Stockholder, those Stockholders that committed the fraud or who had actual knowledge of the fraud prior to Closing shall be jointly and severally liable for such Seller Indemnification Amount without regard to Section 5.4 below.

5.4       Recovery.  (a) The Parent Shares will be held by Seller for six (6) months after the Closing Date (and Seller will not liquidate until such period has expired) to be surrendered to Parent (valued at the per share closing price of Parent’s Common Stock on the Closing Date) in satisfaction of any Seller Indemnification Amount due within six (6) months following the Closing Date.  For six (6) months after the Closing Date, Parent shall be entitled to cancel the Option or, to the extent Mr. Florek shall have exercised the Option, recover the Parent shares so issued (valued in either case at the per share closing price of Parent’s Common Stock on the Closing Date) in satisfaction of any Seller Indemnification Amount due within six (6) months following the Closing Date.  Notwithstanding any other provision in this Agreement other than Section 5.3(c) above, any Seller Indemnification Amount shall be satisfied by means of the simultaneous surrender of Parent Shares and cancellation of the Option (and/or recovery of Parent shares issued upon exercise of the Option) on a pro rata basis based on the number of Parent Shares issued at the Closing and the number of shares initially subject to the Option.  If there is a dispute regarding any Seller Indemnification Amount alleged to be due or if the dispute out of which such Amount arises (the “Indemnified Dispute”) has not been resolved, in no event shall any Parent Shares be surrendered to Parent (nor shall the Option be cancelled or any shares issued on exercise thereof be recovered) in settlement of such disputed Parent Indemnification Amount unless and until such dispute is settled by written agreement of Seller and Parent or final court judgment not subject to appeal.

(b)        If there is no dispute pending regarding a claimed Seller Indemnification Amount and the Indemnified Dispute has been resolved and satisfied as of the day that is six (6) months after the Closing Date (the “Deadline”), any remaining Parent Shares may be distributed thereafter by Seller to Stockholders.  If there is a dispute pending regarding a claimed Seller Indemnification Amount or the Indemnified Dispute has not been resolved and satisfied by Seller prior to the Deadline, an amount of Parent Shares (valued at the per share closing price of Parent’s Common Stock on the Closing Date) and a portion of the Option (or a portion of the Parent shares issued on exercise of the Option) sufficient to satisfy such claimed Seller Indemnification Amount ("Special Holdback") shall continue to be held by Seller subject to surrender to Parent or shall continue to be subject to cancellation (or recovery) by Parent for such claimed Seller Indemnification Amount incurred with respect to the Indemnified Dispute, until such time as such Indemnified Dispute has been settled by written agreement of the parties thereto or final court judgment not subject to appeal, but any additional Parent Shares which do not relate to the disputed Seller Indemnification Amount may be distributed by Seller to Stockholders and any portion of the Option (or of the Parent shares issued on exercise of the Option) shall cease being subject to cancellation (or recovery) on the date of the Deadline.  Parent shall permit Seller, in the event of a Special Holdback, to sell the Parent Shares into the market and the proceeds of such sale shall continue to be held under this Agreement as if such proceeds were "Parent Shares," except that such proceeds shall be segregated and deposited in a separate account of Seller appropriately identified over which Seller shall retain control pursuant to the terms of this Agreement.

(c)        The Parent Shares shall, until surrendered to Parent or distributed by Seller to Stockholders pursuant to the terms hereof, remain registered in the name of Seller, and Seller shall be entitled to vote the same and Parent will take all reasonable steps to allow and facilitate the exercise of such rights.  Except for tax-free dividends paid in stock declared with respect to the Parent Shares pursuant to Section 305(a) of the Code, Seller shall be entitled to receive any cash dividends, dividends payable in securities or distributions of any kind made in respect of the Parent Shares.  Any shares issued pursuant to a stock dividend or stock split with respect to the Parent Shares shall continue to be held during the period the Parent Shares are held by Seller pursuant hereto.  Any certificates received by Seller on account of stock dividends or stock splits with respect to the Parent Shares shall be held by Seller pursuant hereto.  In the event of any meeting of stockholders of Parent during the period for which the Parent Shares are held by Seller pursuant hereto, Parent shall send to Seller promptly copies of any notices, proxies and proxy material in connection with such meeting.

6.         SECURITIES LAW MATTERS

6.1       Disposition of Shares.  Seller and each Stockholder agrees that they will not sell, transfer or otherwise dispose of any Parent Shares distributed to them, except from Seller to Stockholders in accordance with Sections 1.4 and 5.4 above or pursuant to (a) an exemption from the registration requirements under the Act which does not require the filing by Parent with the SEC of any registration statement, offering circular or other document, in which case, each such transferor shall first supply to Parent an opinion of counsel (which counsel and opinions shall be reasonably satisfactory to Parent) that such exemption is available, or (b) an effective registration statement filed by Parent with the SEC under the Act.

6.2       Legends.  The certificates representing Parent Shares shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Parent may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

6.3       Obtaining of Governmental Approvals and Stock Exchange Listings.  Parent will (a) make available adequate current public information with respect to Parent as is required pursuant to Rule 144(c) in connection with the sale and transfer by Seller or Stockholders under Rule 144 promulgated under the Act ("Rule 144") during the one year period after the Closing, (b) direct the transfer agent of Parent's Common Stock to remove the restrictive legend provided for in Section 6.2 and to deliver such certificates to a purchaser of Parent Shares from Seller or any Stockholder in connection with a sale under Rule 144, and (c) cause such shares of Parent Common Stock to be received by such purchaser to be listed on the market where such Common Stock is then listed.

7.         AMENDMENT AND WAIVER

7.1        Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.2        Waivers.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of another party under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.         GENERAL PROVISIONS

8.1        Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of six (6) months, except as to tax and product liability matters, the representations, warranties and agreements as to which shall survive for the applicable statute(s) of limitations plus ninety (90) days.

8.2        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, one (1) day after being sent by recognized overnight courier (such as Federal express) for next day delivery, three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by email or facsimile transmission (with written confirmation received) to the parties at the addresses set forth above (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt.

8.3        Exhibits and Schedules.  Each of the Exhibits and Schedules to this Agreement is hereby incorporated in this Agreement by this reference.

8.4        Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.6        Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

8.7        Assignment.  This Agreement shall not be assigned by operation of law or otherwise.  Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the respective successors, assigns, heirs and legal representatives of each of the parties hereto.

8.8        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5 (which is intended to be for the benefit of the Indemnitees and may be enforced by such Indemnitees).

8.9        Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any action arising under or in connection with this Agreement may be brought in any federal or state court having jurisdiction.

8.10      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
8.11      Attorneys' Fees. In the event of any dispute arising in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs from the nonprevailing party or parties.

IN WITNESS WHEREOF, Buyer, Seller and Stockholders have executed this Agreement as of the date first written above.

SELLER Bishop Rock Software, Inc. By: _____________________ Title: ____________________

BUYER SecureAlert Enterprise Solutions, Inc. By: _____________________ Title: ____________________
PARENT RemoteMDx, Inc. By: _____________________ Title: ____________________
STOCKHOLDERS Peter C. Sarna, II ____________________
Sol Lizarbram ____________________
Steven Florek ____________________
Clydesdale Partners I, LLC, By Clydesdale Ventures, its Manager By: ____________________ Manager Clydesdale Partners II, LLC By Clydesdale Ventures II, its Manager By: ____________________ Manager

EXHIBIT A
BALANCE SHEET

Bishop Rock Software Inc
December 30, 2008

ASSETS		LIABILITIES
Current Assets		Current Liabilities
Cash	$3,342	Accounts payable	$80,798
Accounts receivable	7,500	Short-term notes
(less doubtful accounts)	0	Current portion of long-term notes
Inventory	0	Interest payable
Temporary investment	0	Taxes payable
Prepaid expenses	0	Accrued payroll
Total Current Assets	$10,842	Total Current Liabilities	$80,798

Fixed Assets		Long-term Liabilities
Long-term investments	$0	Mortgage	$0
Land	0	Other long-term liabilities
Buildings	0	Total Long-Term Liabilities	$0
(less accumulated depreciation)	0
Plant and equipment	6,800
(less accumulated depreciation)	0	Shareholders' Equity
Furniture and fixtures	0	Capital stock	$500,000
(less accumulated depreciation)	0	Retained earnings	(563,156)
Total Net Fixed Assets	$6,800	Total Shareholders' Equity	$(63,156)

TOTAL ASSETS	$17,642	TOTAL LIABILITIES & EQUITY	$17,642

EXHIBIT B
LIST OF PURCHASED ASSETS

1 Dell XPS Workstation
1 Dell 2400 Projector
1 Dell Latitude Laptop
1 Dell Inspiron Workstation
1 Rackmount 2-Processor Server
2 DoubleSight 24” Monitors
1 Dell 20” Monitor

EXHIBIT C
ACCOUNTS PAYABLE

Steven Florek -	$56,000
QlikTech -	$20,000
Geographic Enterprises -	$3,198
Dove Financial Services -	$1,500
Total:	$80,798

EXHIBIT D
BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that, pursuant to that certain Asset Purchase Agreement dated December 31, 2008 (the "Agreement") between RemoteMDx, Inc., a Utah corporation, Bishop Rock Acquisition Company, Inc., a Utah corporation (“Buyer”), Bishop Rock Software, Inc., a California corporation ("Seller"), and Peter C. Sarna, II, Sol Lizarbram, Steven Florek, Clydesdale Partners I, LLC, and Clydesdale Partners II, LLC, Seller, for and in consideration of the payment of the Purchase Price (as defined in the Agreement) paid by Buyer, does hereby sell, convey, transfer, assign and deliver unto Buyer all of Seller's right, title and interest in and to all of the Purchased Assets (as defined in the Agreement), TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns, forever.

Seller will from time to time, if so requested by Buyer, execute and deliver such other instruments and take such other steps as may be reasonably necessary to effectuate the sale and conveyance evidenced hereby.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of December 31, 2008.

SELLER

(Authorized Signature)

EXHIBIT E
EMPLOYMENT AGREEMENT

See attachment titled “Employment Agreement (Florek) v2.

SCHEDULE 2.1(f)
CONTRACTS

Description of Contract

The following Contracts are to be assumed:

1) Seller is leasing Dell computer equipment for approximately $200 per month.
2) Seller has a contract to deliver ForceSIGHT services to the City of East Palo Alto for $7500 in revenue.

SCHEDULE 2.1(g)
LITIGATION

None.

SCHEDULE 2.1(h)
LICENSES

None.

SCHEDULE 2.1(i)
EMPLOYEE AND RELATED MATTERS

None.

SCHEDULE 2.1(j)
ABSENCE OF CHANGES OR EVENTS

None.

SCHEDULE 2.1(k)
COMPLIANCE WITH LAWS

None.

SCHEDULE 2.1(n)
CUSTOMERS

Seller’s largest 20 customers in 2008 are as follows:

City of Oakland, California
City of East Palo Alto, California

SCHEDULE 2.1(p)
INTELLECTUAL PROPERTY

The “Bishop Rock Software” and “ForceSIGHT” tradenames have been registered with the United States Patent and Trademark Office’s Principal Register by Bishop Rock Software.

See Attachment P for Bishop Rock Software and ForceSIGHT logos.

The above items are owned exclusively by Seller.

Attachment P: Bishop Rock Software and ForceSIGHT logos:

Exhibit A) ForceSIGHT logo

Exhibit B) Bishop Rock Software logo

SCHEDULE 2.1(q)
SOFTWARE

A)  ForceSIGHT – Application source code written in Javascript and TransactSQL – Source code owned by Bishop Rock Software.
B)  QlikView Server – OEM license to embed within ForceSIGHT – Licensed from QlikTech Inc. – QlikTech owns its source code.
C)  MapInfo Mapmarker – OEM license to embed within ForceSIGHT – Licensed from MapInfo Inc – MapInfo owns its source code.

SCHEDULE 2.1(r)
ENVIRONMENTAL MATTERS

None.

SCHEDULE 2.1(s)
FINANCIAL STATEMENTS

Income Statement
Revenue	Year to Date
Amount
Gross sales	$7,500
Less sales returns and allowances
Net sales	$7,500

Cost of Sales	Year to Date
Amount
Beginning inventory	$0
Plus goods purchased/manufactured	0
Total goods available	$0
Less ending inventory	0
Total cost of goods sold	$0
Gross profit (loss)	$7,500

Operating Expenses	Year to Date
Amount
Selling
Salaries and wages	$0
Commissions	$0
Advertising	$0
Depreciation	$0
Total selling expenses	$0
General/Administrative
Salaries and wages	$0
Employee benefits	$0
Payroll taxes	$0
Insurance	$0
Consulting	$96,000
Rent	$4,000
Utilities	$2,645
Depreciation and amortization	$0
Office supplies	$136
Software	$8,198
Travel and entertainment	$12,355
Legal	$3,766
Postage	$220
Accounting	$3,550
Server Hosting	$26,646
Equipment maintenance and rental	$2,650
Interest	$0
Furniture and equipment	$548
Total General/Administrative expenses	$160,714
Total operating expenses	$160,714
Net income before taxes	$(153,214)
Taxes on income	$0
Net income after taxes	$(153,214)
Extraordinary gain or loss	$0
Income tax on extraordinary gain	$0
Net Income (Loss)	$(153,214)

Statement of Cash Flows
December 30, 2008
Bishop Rock Software

2008 Full Year
Cash flows from operating activities
Cash received from customers	$0
Cash paid for merchandise	0
Cash paid for wages and other operating expenses	(79,816)
Cash paid for interest	0
Cash paid for taxes	(1,042)
Other	0
Net cash provided (used) by operating activities	$(80,858)

Cash flows from investing activities
Cash received from sale of capital assets (plant and equipment, etc.)	$0
Cash received from disposition of business segments	0
Cash received from collection of notes receivable	0
Cash paid for purchase of capital assets	0
Cash paid to acquire businesses	0
Other	0
Net cash provided (used) by investing activities	$0

Cash flows from financing activities
Cash received from issuing stock	$0
Cash received from long-term borrowings	0
Cash paid to repurchase stock	0
Cash paid to retire long-term debt	0
Cash paid for dividends	0
Other	0
Net cash provided (used) in financing activities	$0

Increase (decrease) in cash during the period	$(80,858)
Cash balance at the beginning of the period	84,200
Cash balance at the end of the period	$3,342

SCHEDULE 2.1(t)
INSURANCE

None.